No.
Vancouver Registry
IN THE SUPREME COURT OF BRITISH COLUMBIA
IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENTACT, R.S.C.
1985, c. C-36
AND
IN THE MATTER OF QUEST CANADA CORP.
PETITIONER

THIS IS THE PETITION OF:

Quest Canada Corp.
Care of:
2100 1075 West Georgia Street
Vancouver,
British Columbia

PETITION
Let all persons whose interests may be affected by the order sought TAKE NOTICE that the Petitioner applies to court for the relief set out in this Petition.
IF YOU WISH TO BE HEARD at the hearing of this Petition or wish to be notified of any further proceedings, YOU MUST GIVE NOTICE of your intention by filing a form entitled “Appearance” in the above registry of this court within the Time for Appearance and YOU MUST ALSO DELIVER a copy of the “Appearance” to the Petitioner’s address for delivery, which is set out in this Petition.
YOU OR YOUR SOLICITOR may file the “Appearance”.  You may obtain a form of “Appearance” at the registry.
IF YOU FAIL to file the “Appearance” within the proper Time for Appearance, the Petitioner may continue this application without further notice.
TIME FOR APPEARANCE
Where this Petition is served on a person in British Columbia, the time for appearance by that person is 7 days from the service (not including day of service).
Where this Petition is served on a person outside British Columbia, the time for appearance by that person after service, is 21 days in the case of a person residing anywhere within Canada, 28 days in the case of a person residing in the United States of America, and 42 days in the case of a person residing elsewhere unless the Court orders that the time limited for filing such an appearance is abridged by the Court. The Petitioner will apply for an Order that the time limited for filing an appearance be abridged to 14 days from the date of service for all persons outside of British Columbia.
(1)	The address of the Registry is: 800 Smithe Street, Vancouver, B.C., V6Z 2E1
(2)	The ADDRESS FOR DELIVERY IS: #2100 - 1075 West Georgia Street, Vancouver, B.C. V6E 3G2 Phone: 604 631 - 3131 Fax number for delivery: 604 631 – 3232
(3)

The name and office address of the Petitioner’s solicitor is:
Fasken Martineau DuMoulin LLP
Barristers and Solicitors
#2100 - 1075 West Georgia Street
Vancouver  B.C.  V6E 3G2

Attention:          Robert A. Millar

The Petitioner applies to this Court for an order in the form attached hereto as Schedule “A”.
The facts upon which this Petition is based are as follows:
BACKGROUND
1.                  Quest Canada Corp. (the “Petitioner”) was incorporated in 2004 in Alberta, and registered extra provincially in British Columbia in 2005.  It is a wholly owned subsidiary of Quest Oil Corporation, a United States Corporation (“Quest Oil”). The Petitioner was created to serve as a holding and management company for Quest Oil’s oil and gas projects in Canada.
2.                  The Petitioner currently holds several oil and gas leases in the Acadia Valley and Empress Prospect areas located in Alberta, Canada.
3.                  All of the issued and outstanding shares of the Petitioner are owned by Quest Oil which is in turned owned by over 3,800 shareholders, and is a publicly traded company, listed with the U.S. Securities Exchange Commission.
CAUSE OF FINANCIAL PROBLEMS
4.                  Quest Oil’s primary business focuses on the United States oil and gas industry. The formation of the Petitioner was designed as a move into the Canadian oil and gas industry.
5.                  On October 6, 2005, Quest Oil entered into a convertible note financing transaction with 25 accredited investors (the “Senior Noteholders”) pursuant to which the investors agreed to loan it an aggregate principal amount of US$8 million.  The senior secured convertible notes (the “Notes”) are convertible at any time, at the option of the note holders, into such number of fully paid and non-assessable shares of Quest US’s common stock as is determined by a specified formula.
6.                  The Notes are secured by a guarantee and indemnity agreement signed by the Petitioner, whereby the Petitioner has guaranteed payment of the Notes and agreed to indemnify the Noteholders against losses arising from Quest US’s failure to meet the obligations of the Notes. The guarantee is secured by a General Security Agreement and a Pledge Agreement in favour of the Noteholders, which is additional security for the convertible loan advances made to Quest Oil.
7.                  In early 2006 the Petitioner concluded a 3D acquisition program over their main Canadian project Acadia North, incurring capital expenditures of approximately US$750,000 with the collection of approximately 10 square miles of high quality 3D seismic data. The purpose of this program was to accelerate the development of the Acadia North properties.
8.                  By a letter dated February 9, 2007, Macleod Dixon, counsel for certain parties who allege to be the Noteholders demanded payment of the debts alleged to be owed under the Notes.  A Notice of Intention to Enforce Security was also issued by these parties on that same day.  The amount claimed by these alleged Noteholders is US$6,048,000 as of February 1, 2007, plus accrued and accruing costs and interest.
CURRENT FINANCIAL CONDITION
9.                  The Petitioner takes issue with the entitlement of these creditors demanding payment to do so as they do not represent the entire body of the Noteholders.  It is the Petitioner’s belief that the balance of the Noteholders support the Petitioner and do not wish to enforce any security against the Petitioner at this time.
10.              In addition to the debt under the Notes in excess of US$6million, the Petitioner has unsecured debts to various third party vendors for outstanding invoices of approximately US$50,000 associated with maintenance of the properties.
11.              In December of 2006, the Petitioner entered into an agreement with a third party to interpret the data obtained from the 3D acquisition program. The Petitioner received an infusion of US$250,000 in connection with the licensing of the data. In addition to licensing the data, the Petitioner has a joint venture agreement with the third party whereby the third party acquired the right to drill and explore the lands associated with the Acadia Project. The joint venture agreement requires the third party to commence drilling within 6 months from the completion of the interpretation of the 3D seismic data and commit a minimum drilling capital commitment/expenditure of US$1,000,000 after the completion of the interpretation of the 3D seismic data. Petitioner retained a significant participation interest in the lands covered by the 3D acquisition program. Pursuant to the joint venture agreement, Petitioner retained the right to participate, at its option, in one of the following forms: (i) GORR in an amount equal to 10% for properties owned by Petitioner and 5% for other properties within the lands covered by the 3D seismic data, with no additional capital commitment; (ii) a NCOR% in an amount equal to 15% for all properties within the lands covered by the 3D seismic data, with no additional capital commitment; or (iii) as a 50-50 joint venture in which Petitioner provides 50% of the capital required for all properties within the lands covered by the 3D seismic data.
12.              The Petitioner believes that the joint venture on the Acadia Project will infuse the company with revenues sufficient to maintain its profitability and sustain its corporate existence, however it is not currently receiving revenues from the joint venture.
13.              Although the Petitioner believes it will receive revenues from its current properties and projects in the near future sufficient to maintain profitability, it is currently unable to continue to meet neither its ongoing obligations, nor the alleged payment demands from the Noteholders.
ASSETS AND LIABILITIES
14.              The Petitioner’s assets consist primarily of its lease holdings in Alberta, its 3D seismic data and its current contractual arrangements and joint ventures. In addition, there are promissory notes within British Columbia.
15.              The most recent financial statements indicate total consolidated assets of Quest Oil of approximately $8,803,239.39 and total consolidated liabilities of approximately $7,683,868.16, although the value of the Petitioner’s assets would be significantly reduced in the event of a liquidation of the Petitioner’s assets.
16.              The Petitioner estimates that its own current assets have a value of not more than US$1 million, such value being speculative and conditional upon the state of the properties and the results of the interpretation of the 3D seismic data and joint venture operations. Given the fact the Noteholders have alleged claims in excess of US$6 million, the Petitioner is clearly insolvent, both on an asset and a liquidity basis, and in the event of an insolvency, the Petitioner’s creditors would experience a significant shortfall on their claims. The value of the Petitioner’s business on a going concern basis is uncertain, but certainly much higher than the aforesaid liquidation value of its assets.
RESTRUCTURING OPTIONS
17.              The Petitioner is not currently able to meet its financial obligations as they become due. In order to attempt to rectify its financial difficulties, the Petitioner requires that a stay order be granted by the court which would postpone payment of its outstanding indebtedness for a sufficient time period within which to consider what options might be available to it to restructure or liquidate the business of the Petitioner on the most favourable basis possible.
18.              The Petitioner believes that its core business is viable, provided that the joint venture is successful or a purchaser or investor can be identified to make a long-term financial commitment to the business. The Petitioner also believes that with an infusion of short-term financing, the Petitioner could maintain its lease holdings on a financially viable basis.
19.              In order to avoid potential enforcement proceedings by secured and unsecured creditors, the Petitioner requires the protection of the stay available under the CCAA to provide it with an opportunity to commence negotiations with its creditors and vendors, to interpret the 3D seismic data and to consider the refinancing or restructuring opportunities available.  With the benefit of such protection the Petitioner believes that it will be able to continue its operations in the short term and fully satisfy all of its post-filing obligations while it considers the restructuring opportunities available, and may ultimately be able to survive in the market based upon a successful restructuring or, alternately, a sale of the business to a third party.
20.              With the protection of the interim relief being sought, the Petitioner will be able to continue its business on a relatively normal basis and will be able to pay its post-filing vendors and other persons providing them with goods, services or credit on a timely basis.  Given that the financial statements are prepared by Quest Oil on a consolidated basis, the Petitioner has not had an opportunity to prepare individual statements or a cash flow report, however, the Petitioner anticipates that its cash flow requirements for the next 30 days will not exceed USD$50,000 for legal fees, monitor’s fees, crown royalties and possibly maintenance expenses on the properties.  A formal cash flow statement, including one extending for a longer period will be filed prior to the hearing of the Petition which will confirm the terms of the Initial Order.
21.              The Petitioner’s creditors as a whole can receive substantially more if the operations are continued as a going concern and a successful reorganization or disposition is accomplished than if the Petitioner’s assets are liquidated immediately through an enforced liquidation.
22.              Deloitte & Touche, Inc. who are not the auditors of the Petitioner or any related company, will assist the Petitioner in its restructuring analysis and are prepared to act as Monitor during the restructuring.

The Petitioners estimate that the application will take not more than one hour.

Dated:	February 23, 2007
Solicitors for the Petitioner

SCHEDULE “A”
Draft Court Order

SCHEDULE “B”
Audited Non-Consolidated Financial Statement for the Year Ended December 31, 2006

SCHEDULE “C”
Interim Financial Statement to September 30, 2005

SCHEDULE “D”
30 Day Cash Flow Statement